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                                                                    EXHIBIT 23.1



CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
OneWorld Systems, Inc.


We consent to incorporation by reference in the registration statements (Nos. 333-19899, 333-40999, and 333-44917 on Forms S-3 and S-8 of OneWorld Systems,
Inc. of our report dated, May 4, 1999, except as to Note 11, which is as of June 23, 1999, relating to the consolidated balance sheets of OneWorld Systems, Inc. and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1999, and the related schedule, which report appears in the March 31, 1999, annual report on Form 10-K of OneWorld Systems, Inc.



/s/ KPMG LLP

Mountain View, California
June 28, 1999